Exhibit 10.1
AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 11, 2011, by and among SHELTER PROPERTIES IV LIMITED PARTNERSHIP, a South Carolina limited partnership (“Shelter”), AIMCO SHELTER MERGER SUB LLC, a South Carolina limited liability company (the “Aimco Subsidiary”), and AIMCO PROPERTIES, L.P., a Delaware limited partnership (“Aimco OP”).
     WHEREAS, Shelter Realty IV Corporation, the corporate general partner of Shelter (“Shelter GP”), has determined that the Merger (as defined below) of the Aimco Subsidiary with and into Shelter, with Shelter as the surviving entity, is advisable and in the best interests of Shelter and its partners;
     WHEREAS, Aimco OP, the sole member of the Aimco Subsidiary, has determined that the Merger of the Aimco Subsidiary with and into Shelter, with Shelter as the surviving entity, is advisable and in the best interests of the Aimco Subsidiary and its member;
     WHEREAS the Board of Directors of AIMCO-GP, Inc., the general partner of Aimco OP (“AIMCO-GP”), has determined that the Merger of the Aimco Subsidiary with and into Shelter, with Shelter as the surviving entity, is advisable and in the best interests of Aimco OP and its partners; and
     WHEREAS, the parties desire to enter this Agreement to evidence the terms, provisions, representations, warranties, covenants and conditions upon which the Merger will be consummated.
     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the adequacy, sufficiency, and receipt of which are hereby acknowledged, Shelter, the Aimco Subsidiary and Aimco OP hereby agree as follows:
          SECTION 1 The Merger. Subject to the terms and conditions set forth herein, the Aimco Subsidiary shall be merged with and into Shelter (the “Merger”), and Shelter shall be the surviving entity of the Merger (the “Surviving Entity”). The Merger will have the effects specified in this Agreement, Article 12 of the South Carolina Uniform Limited Partnership Act, as amended (the “SCULPA”), and sections 33-44-904 through 906 of the Uniform Limited Liability Company Act of 1996, as amended (the “LLCA”).
          SECTION 2 General Partner. Shelter GP and the individual general partner of Shelter will be the sole general partners of the Surviving Entity.
          SECTION 3 Certificate. As soon as practicable after the approval of this Agreement by a majority in interest of limited partnership interests of Shelter, Shelter shall cause to be filed a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Office of the Secretary of State of the State of South Carolina pursuant to section 33-42-2120 of the SCULPA and section 33-44-905 of the LLCA. The Merger shall become effective at such time as the Certificate of Merger has been accepted for record by the Secretary of State of the State of South Carolina (the “Effective Time”).
          SECTION 4 Limited Partnership Agreement. The agreement of limited partnership of Shelter as in effect immediately prior to the consummation of the Merger (the “Partnership Agreement”), shall be the agreement of limited partnership of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable law. The general partner and each limited partner of the Surviving Entity shall have the rights under, be bound by and be subject to the terms and conditions of, the Partnership Agreement, as a general partner or limited partner, as applicable.
          SECTION 5 Treatment of Interests in Shelter.
          (a) Limited Partners’ Interests.
               (i) In connection with the Merger and in accordance with the procedures set forth in Section 5(a)(iii) hereto, each limited partnership unit of Shelter outstanding immediately prior to the Effective Time and held by limited partners of Shelter, except limited partnership units held by limited partners who have perfected their appraisal rights pursuant to Exhibit A hereto, shall be converted into the right to receive, at the election of the limited partner, either (x) $4.50 in cash (the “Cash Consideration”) or (y) a number of partnership common units of Aimco OP calculated by dividing $4.50 by the average closing price of Apartment Investment and Management Company common stock, as reported on the NYSE, over the ten consecutive trading days ending on the second trading day immediately prior to the Effective Time (the “OP Unit Consideration”, and, together with the Cash Consideration, the “Merger Consideration”).
               (ii) Notwithstanding Section 5(a)(i), if Aimco OP determines that the law of the state or other jurisdiction in which a limited partner resides would prohibit the issuance of partnership common units of Aimco OP in that state or jurisdiction (or that the registration in that state or other jurisdiction would be prohibitively costly), then such limited partner will only be entitled to receive the Cash Consideration for each limited partnership unit.
               (iii) Aimco OP shall prepare a form of election (the “Election Form”) describing the Merger and pursuant to which each limited partner of Shelter will have the right to elect to receive either the Cash Consideration or the OP Unit Consideration (subject to Section 5(a)(ii)). Aimco OP shall mail or cause to be mailed an Election Form to each limited partner, together with any other materials that Aimco OP determines to be necessary or prudent, no later than ten (10) days after the Effective Time. An election to receive the Cash Consideration or the OP Unit Consideration shall be effective only if a properly executed Election Form is received by Aimco OP or its designees prior to 5:00 p.m., Eastern Time on the day that is thirty (30) days after the mailing of such Election Form by Aimco OP. If a limited partner fails to return a duly completed Election Form within the time period specified in the Election Form, such holder shall be deemed to have elected to receive the Cash Consideration. In addition, each limited partner that resides in a state or other jurisdiction that Aimco OP determines would prohibit the issuance of partnership common units of Aimco OP (or in which registration of in would be prohibitively costly) will be deemed to have elected the Cash Consideration. Shelter, the Aimco Subsidiary and Aimco OP agree that limited partners shall have the right to revoke any election made in connection with the Merger at any time prior to the expiration of the time period stated in the Election Form. Aimco OP and Shelter GP, by mutual agreement, shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of Election Forms and the issuance and delivery of the Merger Consideration, as applicable.
          (b) General Partner’s Interests. Each general partnership unit of Shelter outstanding immediately prior to consummation of the Merger shall remain outstanding and unchanged, with all of the rights set forth in the Partnership Agreement.
          SECTION 6 Treatment of Interests in Aimco Subsidiary. The entire membership interest in the Aimco Subsidiary immediately prior to the Effective Time shall be converted into 1,000 limited partnership units of the Surviving Entity.
          SECTION 7 Appraisal Rights. In connection with the Merger, the holders of limited partnership units of Shelter immediately prior to the Merger shall have the appraisal rights set forth in Exhibit A hereto.
          SECTION 8 Covenants. Aimco OP agrees to pay for, or reimburse Shelter for, all expenses incurred by Shelter in connection with the Merger. Aimco OP agrees to pay cash or issue and deliver common units of Aimco OP to the former holders of Shelter limited partnership units, in accordance with section 5(a) of this Agreement.
          SECTION 9 Conditions to the Merger.
          (a) The Merger shall not occur unless and until the Merger has been approved or consented to by a majority in interest of limited partners of Shelter.
          (b) Notwithstanding any provisions of this Agreement to the contrary, none of the parties hereto shall be required to consummate the transactions contemplated hereby if any third-party consent, authorization or approval that any of the parties hereto deem necessary or desirable in connection with this Agreement, or the consummation of the transactions contemplated hereby, has not been obtained or received.
          SECTION 10 Tax Treatment. The parties hereto intend and agree that, for Federal income tax purposes, (i) any payment of cash for limited partnership units of Shelter shall be treated as a sale of such limited partnership units by such holder and a purchase of such limited partnership units by Aimco OP for the cash so paid under the terms of this Agreement in accordance with the guidelines set forth in Treas. Reg. Sections 1.708-1(c)(3) and 1.708-1(c)(4), and (ii) each such holder of limited partnership units who accepts cash explicitly agrees and consents to such treatment. Furthermore, the parties hereto intend and agree that, for Federal income tax purposes, (i) any exchange of limited partnership units of Shelter for partnership common units of Aimco OP under the terms of this Agreement shall be treated in accordance with Sections 721 and 731 of the Internal Revenue Code of 1986, as amended, and (ii) each such holder of limited partnership units of Shelter who accepts partnership common units of Aimco OP explicitly agrees and consents to such treatment. Any cash and/or partnership common units of Aimco OP to which a holder of limited partnership units of Shelter is entitled pursuant to this Agreement shall be paid only after the receipt of a consent from such holder that, for Federal income tax purposes, the receipt of cash and/or partnership common units of Aimco OP shall be treated as described in this Section 10.
          SECTION 11 Further Assurances. From time to time, as and when required by the Surviving Entity or by its successors and assigns, there shall be executed and delivered on behalf of the Aimco Subsidiary such deeds and other instruments, and there shall be taken or caused to be taken by the Aimco Subsidiary all such further actions, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Entity the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Aimco Subsidiary, and otherwise to carry out the purposes of this Agreement, and the officers and directors of Shelter GP are fully authorized in the name and on behalf of Aimco Subsidiary or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.
          SECTION 12 Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the consummation of the Merger with respect to any of the terms contained herein.
          SECTION 13 Abandonment. At any time prior to consummation of the Merger, this Agreement may be terminated and the Merger may be abandoned without liability to any party hereto by any of the Aimco Subsidiary, Aimco OP or Shelter, in each case, acting in its sole discretion and for any reason or for no reason, notwithstanding approval of this Agreement by any of the members of the Aimco Subsidiary, the partners of Shelter or the general partner of Aimco OP.
          SECTION 14 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina, without reference to the conflict of law provisions thereof.
          SECTION 15 No Third-Party Beneficiaries. No provision of this Agreement is intended to confer upon any person, entity, or organization other than the parties hereto any rights or remedies hereunder, other than the appraisal rights given to holders of limited partnership units of Shelter pursuant to Section 7.

     IN WITNESS WHEREOF, Shelter, the Aimco Subsidiary and Aimco OP have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

SHELTER PROPERTIES IV LIMITED PARTNERSHIP
By:	Shelter Realty IV Corporation,
its Corporate General Partner

By:	/s/ Derek S. McCandless
	Name:	Derek McCandless
	Title:	Senior Vice President and Assistant General Counsel

AIMCO SHELTER MERGER SUB LLC
By:	Aimco Properties, L.P.,
its sole Member

By:	AIMCO-GP, Inc.
its General Partner

By:	/s/ Derek S. McCandless
	Name:	Derek McCandless
	Title:	Senior Vice President and Assistant General Counsel

AIMCO PROPERTIES, L.P.
By:	AIMCO-GP, Inc.,
its General Partner

By:	/s/ Derek S. McCandless
	Name:	Derek McCandless
	Title:	Senior Vice President and Assistant General Counsel

[Signature Page to Agreement and Plan of Merger of Shelter Properties IV Limited Partnership]